                      A filed with the Securities and Exchange Commission on May 12, 2005
                                                                                         Registration No. 333-_____

                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549
                                              ----------------------

                                                     FORM S-8
                                              REGISTRATION STATEMENT
                                         Under The Securities Act of 1933
                                              ----------------------

                                               FIRST M&F CORPORATION
                              (Exact name of registrant as specified in its charter)

                  Mississippi                                          64-0636653
         (State or other jurisdiction of                               (I.R.S. Employer
         incorporation or organization)                                Identification No.)

                                            134 West Washington Street
                                                Kosciusko, MS 39090
                                                  (662)-289-5121
                     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                              ----------------------

                                               FIRST M&F CORPORATION
                                   FIRST M&F CORPORATION 2005 EQUITY INCENTIVE PLAN
                                             (Full title of the Plan)

                                                HUGH S. POTTS, JR.
                                               FIRST M&F CORPORATION
                                             134 West Washington Street
                                                Kosciusko, MS 39090
                                                  (662) 289-5121

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                              ----------------------
                                                    Copies to:

                                            J. Andrew Gipson, Esq.
                                            Watkins Ludlam Winter & Stennis, P.A.
                                            Post Office Box 427
                                            Jackson, MS 39205-0427

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Title of each class of       Amount to be         Proposed Maximum       Proposed Maximum           Amount of
   securities to be           Registered(1)      Offering Price Per     Aggregate Offering      Registration Fee(2)
      registered                                       Share(2)               Price(2)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
     Common Stock              350,000                  $32.10               $11,235,000             $1,322.36
   ($5.00 Par Value)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

1 Based on an estimate of the number of shares that will be issued pursuant to the Plan.  Pursuant to Rule 416 of the Securities Act, as amended (the "Securities Act"), there is also being registered such number of additional shares as may become available for issue pursuant to such Plan in the event of certain changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits, and reclassifications.

2 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (h), based on the closing sale price per share of First M&F Corporation common stock as of May 9, 2005.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a)      The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 2004.

         (b)      All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

         (c)      The descriptions of the common stock of the Company contained in registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable. No expert or counsel has or will receive a contingent fee or a substantial interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company’s Articles provide for indemnification to the fullest extent allowed by law. The Articles of the Company provide in Article Eleven certain provisions regarding the extent to which the Company will provide indemnification of and advancement of expenses to its Directors, officers, employees and agents as well as persons serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise (collectively referred to as “Eligible Persons”).

The Company’s Bylaws currently contain a provision requiring the Company to indemnify any Director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act (“BCA”) mandates that First M&F indemnify any Director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the “Mandatory Provision”). The Mississippi BCA permits the Company to indemnify a Director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the Director’s conduct was in good faith, (2) in the case of conduct in his official capacity, the Director reasonably believed his conduct was in the best interests of the Company , (3) in the case of conduct not in his official capacity, the Director reasonably believed his conduct was not opposed to the best interests of the Company, (4) in the case of any criminal proceeding, the Director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Company, the Director is not adjudged liable to the Company, and (6) in the case of third-party claims, the Director is not adjudged liable on the basis that he derived an improper personal benefit (the “Permissive Provision”). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a “Disinterested Party”), that the director has met the applicable standard of conduct. The Mississippi BCA also provides that unless the Company’s Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Company in a proceeding by or in the right of the Company, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provide, however, that if the director was adjudged liable to the Company, his indemnification is limited to reasonable expenses. The Mississippi BCA permits the Company to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The Mississippi BCA also permits the Company to indemnify officers, employees and agents of the Company to the same extent permitted for directors. Finally, the Mississippi BCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

Article Eleven of the Company’s Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the Mississippi BCA and, as permitted by the Mississippi BCA, requires the Company to indemnify Eligible Persons beyond the scope of such provisions. The Company must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Company in a suit brought by or in the right of the Company or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Eleven also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterest Party would not preclude indemnification.

Article Eleven further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Eleven may not be taken away or diminished by an amendment in the event of a change in control of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or other qualified persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is thereby unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable. No restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.
         3.1      Articles of Incorporation, as amended. Filed as Exhibit 3 to the Company's Form S-1 (File No.
                  33-08751)  September 15, 1986, incorporated herein by reference.

         3.2      Bylaws, as amended. Filed as Exhibit 3-b to the Company's Form S-1 (File No. 33-08751)
                  September 15, 1986, incorporated herein by reference.

         5        Opinion of Watkins Ludlam Winter & Stennis, P.A.

         23.1     Consent of Shearer Taylor & Co., P.A., Independent Registered Public Accounting Firm.

         23.2     Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Opinion set forth in Exhibit 5)

         24       Power of Attorney of First M&F Corporation (included on signature page).
Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

         (a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any  prospectus  required by section  10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the  prospectus  any facts or events  arising after the effective
                                    date  of  the  Registration   Statement  (or  the  most  recent  post-effective
                                    amendment  thereof)  which,  individually  or in  the  aggregate,  represent  a fundamental change in the information set forth in the Registration Statement;

                           (iii)    To include any material  information  with respect to the plan of  distribution not previously  disclosed in the Registration  Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2)      That,  for the purposes of determining  any liability  under the Securities Act of 1933, each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the  securities  offered  therein,  and the offering of such  securities  at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)      To  remove  from  registration  by  means  of a  post-effective  amendment  any  of  the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kosciusko, State of Mississippi, on May 11, 2005.

                                                     FIRST M&F CORPORATION

                                                     By:  /s/ Hugh S. Potts, Jr.
                                                         ----------------------------------
                                                          Hugh S. Potts, Jr.
                                                          Chairman & CEO

Each of the directors of the registrant and each other person whose signature appears below, by his execution hereof, authorizes Hugh S. Potts, Jr. to act as his attorney in fact to sign, in his behalf individually and in each capacity stated below, and file all amendments and post-effective amendments to, the Registration Statement, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and such other applicable governmental/regulatory agencies, hereby ratifying and confirming all that Hugh S. Potts, Jr. or his substitute or substitutes, may do or cause to be done by virtue hereof, and the Registrant hereby confers like authority to sign and file on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                                                          /s/ Hugh S. Potts, Jr.
                                                          ------------------------------------
DATE:  May 11, 2005                                       Hugh S. Potts, Jr., Director and CEO

                                                          /s/ Scott M. Wiggers
                                                          ------------------------------------
DATE:  May 11, 2005                                       Scott M. Wiggers, Director

                                                          /s/ Fred A. Bell, Jr.
                                                          ------------------------------------
DATE:  May 11, 2005                                       Fred A. Bell, Jr., Director

                                                          /s/ Jeffrey A. Camp
                                                          ------------------------------------
DATE:  May 11, 2005                                       Jeffrey A. Camp, Director

                                                          /s/ Hollis C. Cheek
                                                          ------------------------------------
DATE:  May 11, 2005                                       Hollis C. Cheek, Director

                                                          /s/ Jon A. Crocker
                                                          ------------------------------------
DATE:  May 11, 2005                                       Jon A. Crocker, Director

                                                          /s/ Charles T. England
                                                          ------------------------------------
DATE:  May 11, 2005                                       Charles T. England, Director

                                                          /s/ Toxey Hall, III
                                                          ------------------------------------
DATE:  May 11, 2005                                       Toxey Hall, III, Director

                                                          /s/ Barbara K. Hammond
                                                          ------------------------------------
DATE:  May 11, 2005                                       Barbara K. Hammond, Director

                                                          /s/ Charles V. Imbler, Sr.
                                                          ------------------------------------
DATE:  May 11, 2005                                       Charles V. Imbler, Sr., Director

                                                          /s/ J. Marlin Ivey
                                                          ------------------------------------
DATE:  May 11, 2005                                       J. Marlin Ivey, Director

                                                          /s/ R. Dale McBride
                                                          ------------------------------------
DATE:  May 11, 2005                                       R. Dale McBride, Director

                                                          /s/ Susan P. McCaffery
                                                          ------------------------------------
DATE:  May 11, 2005                                       Susan P. McCaffery, Director

                                                          /s/ Michael L. Nelson
                                                          ------------------------------------
DATE:  May 11, 2005                                       Michael L. Nelson, Director

                                                          /s/ Otho E. Pettit, Jr.
                                                          ------------------------------------
DATE:  May 11, 2005                                       Otho E. Pettit, Jr., Director

                                                          /s/ Charles W. Ritter, Jr.
                                                         ------------------------------------
DATE:  May 11, 2005                                      Charles W. Ritter, Jr., Director

                                                          /s/ L. F. Sams, Jr.
                                                         ------------------------------------
DATE:  May 11, 2005                                      L. F. Sams, Jr., Director

                                                         /s/ Michael W. Sanders
                                                         ------------------------------------
DATE:  May 11, 2005                                      Michael W. Sanders, Director

                                                         /s/ W. C. Shoemaker
                                                         ------------------------------------
DATE:  May 11, 2005                                      W. C. Shoemaker, Director

                                                         /s/ Larry Terrell
                                                         ------------------------------------
DATE:  May 11, 2005                                      Larry Terrell, Director

                                                         /s/ James I. Tims
                                                         ------------------------------------
DATE:  May 11, 2005                                      James I. Tims, Director

                                                         /s/ Edward G. Woodard
                                                         ------------------------------------
DATE:  May 11, 2005                                      Edward G. Woodard, Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kosciusko, state of Mississippi, on May 11, 2005.

                                                     First M&F Corporation 2005 Equity Incentive Plan

                                                     By:  /s/ Scott M. Wiggers
                                                         ------------------------------------------------
                                                          Scott M. Wiggers
                                                          President & Chief Operating Officer

EXHIBIT 5

May 9, 2005

Board of Directors
First M&F Corporation
134 West Washington Street
Kosciusko, MS 39090

Gentlemen:

We have acted as counsel for First M & F Corporation, a Mississippi corporation (the “Company”) in connection with the filing of its Registration Statement on Form S-8 (the “Registration Statement”) for the registration of 350,000 shares of Common Stock, par value $5.00 per share, of the Company under the Securities Act of 1933. The Registration Statement is being filed in connection with the Company’s offering such shares pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $5.00 per share, of the Company when issued and sold in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non assessable shares of Common Stock of the Company.

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Watkins Ludlam Winter & Stennis, P.A.

WATKINS LUDLAM WINTER & STENNIS, P.A.

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated January 27, 2005 relating to the consolidated financial statements of First M & F Corporation and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of First M & F Corporation included in the annual report of First M & F Corporation on Form 10-K for the year ended December 31, 2004. We consent to the incorporation by reference of said reports in this Registration Statement on Form S-8

/s/ Shearer Taylor & Co., P.A.

Ridgeland, Mississippi
May 11, 2005